Exhibit 3.1
AMENDMENT TO
ARTICLES OF INCORPORATION OF A.C. MOORE ARTS & CRAFTS, INC.
     Article 5 of the Articles of Incorporation of A.C. Moore Arts & Crafts, Inc. shall be amended by adding paragraph (d) at the end of Article 5 to read in its entirety as follows:
     “(d) Any or all classes and series of shares of the capital stock of the Corporation, or any part thereof, may be uncertificated shares, except that this Article 5(d) shall not apply to shares represented by a certificate until the certificate is surrendered to the Corporation.”